Shareholder meeting

On August 25, 2004, at the Special Meeting of Shareholders of the Fund, the shareholders approved certain changes to fundamental investment restrictions of the Fund, effective September 7, 2004.

Proxies covering 7,174,063 shares of beneficial interest were voted at the meeting, with the votes tabulated as follows:

                                                FOR      AGAINST       ABSTAIN
ITEM 1(a): To amend the Fund's fundamental
restriction on borrowing.                      6,401,013   530,031     243,019
ITEM 1(b): To eliminate the Fund's fundamental
restriction on pledging of assets.             6,280,935   659,188     233,940
ITEM 1(c): To eliminate the Fund's fundamental
restriction on diversification.                6,368,239   584,488     221,336
ITEM 1(d): To eliminate the Fund's investment
restriction on Trustee and Officer ownership.  6,324,619   580,470     268,974
ITEM 1(e): To amend and reclassify the Fund's
fundamental restriction on restricted and
illiquid securities.                           6,310,872    610,408    252,783
ITEM 1(f): To amend the Fund's fundamental
restriction on commodities and derivatives.    6,339,590    602,148    232,325
ITEM 1(g): To amend and reclassify the Fund's
fundamental restriction on margin and
short sales.                                   6,408,202    532,532    233,329
ITEM 1(h): To amend the Fund's fundamental
investment restriction on loans.               6,282,162    656,738    235,163
ITEM 1(i): To amend the Fund's fundamental
investment restriction on industry concentration.6,408,468  461,119    304,476
ITEM 1(j): To eliminate the Fund's fundamental
restriction on investing in new issuers.         6,447,242  481,843    244,978
ITEM 1(k): To amend and reclassify the Fund's
fundamental restriction on investing for control
or management.                                   6,431,223  532,988    209,852